UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2010
Commission File Number: 0-07914
(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

633 17th Street, Suite 1645 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 296-3076
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 – Amendments to Articles of Incorporation.

As previously disclosed on the Form 10-Q for the period ending December 31, 2009 and filed with the SEC on February 12, 2010, Earthstone Energy, Inc. (the “Company”), formerly Basic Earth Science Systems, Inc., received stockholder approval in connection with the Annual Meeting of Shareholders held on December 15, 2009 for Proposal #6.  The approved proposal authorized the Board of Directors to effect a reverse stock split within a defined range of ratios and to reduce the number of authorized shares of common stock and preferred stock. Further information about the Board’s ability to effect a reverse stock split and reduce the number of authorized shares of its common stock and preferred stock, can be found in the Company’s definitive proxy statement as filed with the SEC on November 5, 2009.

Thereafter, on December 14, 2010, the Company’s Board of Directors approved and authorized a 1-for-10 reverse stock split which converts 10 shares of the Company’s common stock into one (1) share of common stock.  The Board of Directors also authorized and approved; (a) the reduction of the number of authorized shares of common stock from then authorized 32,000,000 shares down to 6,400,000 shares, and (b) the reduction of the number of authorized shares of preferred stock from the then authorized 3,000,000 shares down to 600,000 shares. For additional information regarding the reverse stock split and related actions, see the Company’s Form 8-K as filed with the SEC on December 16, 2010.

On December 30, 2010, the Company announced that the reverse stock split converting 10 shares of the Company's common stock into one (1) share of common stock had been approved by FINRA with an effective trading date of January 3, 2011.  A copy of the press release is attached hereto as Exhibit 99.1.

On December 31, 2010, the Company’s previously filed Certificate of Amendment to its Certificate of Incorporation, as filed with the Delaware Secretary of State, became effective in accordance with its terms. As a result, all previously issued certificates representing 10 outstanding shares of the Company’s common stock (Old Shares) now represent one new share of the Company’s common stock (New Shares). In addition, the number of authorized shares of the Company’s common stock was reduced down to 6,400,000 shares and the number of authorized shares of the Company’s preferred stock was reduced down to 600,000 shares. A copy of the Certificate of Amendment is attached hereto as Exhibit 3(i).

Commencing on January 3, 2011, the Company’s common stock will trade under the symbol “BSICD” for a period of 20 trading days as a result of the reverse stock split. The Company’s common stock will also trade under a new CUSIP number.

Stockholders of record as of the effective date of the reverse stock split will be sent a transmittal letter from the Company’s new transfer agent, First American Stock Transfer, with instructions on how to exchange his or her certificate(s) (Old Certificates) for certificates representing the appropriate number of post-reverse stock split shares (New Certificates). The Company's transfer agent will act as the exchange agent in implementing the exchange of those certificates.  No New Certificates will be issued to a stockholder until that stockholder has surrendered any or all applicable Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend noted on the Old Certificate(s), the New Certificate(s) will be issued with the same restrictive legends noted on the New Certificate(s) unless that legend is no longer effective because of the passage of time.  Stockholders are not required to exchange Old Certificates for New Certificates and should not destroy any Old Certificate(s).  Any Old Certificate(s) not subject to restrictive legend, will still be valid for trading and submission to banks, brokers or other nominees for trading, but will be adjusted to reflect the appropriate number of post-reverse stock split shares by that bank, broker or other nominee for use in trading.

Banks, brokers or other nominees are instructed to effect the reverse stock split for their beneficial holders holding the shares of common stock in "street name" in the same manner as registered stockholders whose shares of common stock are registered in their names.  Since these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split, any stockholder who holds shares of common stock with a bank, broker or other nominee and has any questions in this regard are encouraged to contact their bank, broker or other nominee.

Item 8.01 – Other Events.

On January 3, 2011, the Company reported that it has acquired a 26.5% working interest in five producing oil wells and associated land coving over 2,500 acres in the Outlook Field in Sheridan County, Montana for approximately $700,000.  A copy of the press release is attached hereto as Exhibit 99.2.

 Item 9.01 – Exhibits.

              (d)  Exhibits

Exhibit No.	Description
3(i)	Certificate of Amendment to Certificate of Incorporation, effective December 31, 2010
99.1	Press Release dated December 30, 2010
99.2	Press Release dated January 3, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EARTHSTONE ENERGY, INC.

DateJanuary 4, 2011	By: /s/ Ray Singleton
Ray Singleton, President